AMENDED AND RESTATED

SERVICES AGREEMENT

SERVICES AGREEMENT (“Agreement”) made as of the 27th day of June 2012, by and between TIFF Investment Program, Inc., a registered investment company incorporated in Maryland (“TIP”) and TIFF ADVISORY SERVICES, INC., a Delaware corporation (“TAS”).

WHEREAS, TIP desires on behalf of the funds listed in Appendix A hereto, as such appendix may be amended by written mutual agreement by the parties from time to time (each, a “Fund” and together, the “Funds”) to retain TAS to provide certain administrative services to the Funds in the manner and on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the above promises and mutual convenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

(1)           TAS agrees, during the term of this Agreement, to provide certain administrative services (together, the “Services”) to each of the Funds, including, but not limited to, the following:

(a)	monitoring and overseeing relationships with entities providing services to TIP, including without limitation, any tax or accounting firm, custodian, administrator, transfer agent, or outside fund counsel, but excluding for purposes of this Agreement any money manager, manager of any underlying fund in which a Fund may invest, broker-dealer or trading counterparty;

(b)	attending to correspondence, requests, inquiries, other communications, and other matters to, from or involving existing Fund shareholders, but not including any such matters that would constitute the distribution of Fund shares;

(c)	preparing, filing and disseminating or coordinating the dissemination of prospectuses, reports, and other information and documents required to be provided to Fund shareholders; and

(d)	performing such other specific administrative services as listed on Appendix B hereto, as such appendix may be amended from time to time by the parties hereto.

(2)           As compensation for the Services provided by TAS, TIP agrees, during the term of this Agreement, to pay to TAS a monthly fee, equal on an annual basis, to the following respective percentages of the average daily net assets of each Fund:

For MAF: 0.02% per annum

For STF: 0.01% per annum

From time to time, TAS may waive a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in the purchase price of services.

(3)           Under this Agreement, TAS does not have discretion over the Funds’ investments and does not provide any investment advisory or related portfolio management services to the Funds.

(4)           The Services provided by TAS to TIP under this Agreement are separate and distinct from, although will involve oversight of, the services provided by State Street Bank and Trust Company (“State Street”) to TIP pursuant to an Administration Agreement or Transfer Agency and Service Agreement between TIP and State Street.

(5)           TAS shall maintain appropriate records in connection with the services provided pursuant to this Agreement. Such records shall at all times remain the property of TIP, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise upon request of TIP. TAS further agrees that all records it maintains for TIP pursuant to this Agreement will be preserved for the periods required by applicable law, unless any such records are earlier surrendered to TIP in a format mutually agreed by the parties. Notwithstanding anything else in this Section (5), TAS may retain copies of any such surrendered documents.

(6)           In the absence of willful misfeasance, bad faith or gross negligence on the part of TAS, or of reckless disregard of its duties and obligations hereunder, TAS shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

(7)           Except insofar as the Investment Company Act of 1940, as amended (the “1940 Act”), or other federal laws or regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without giving effect to conflicts of laws principles and each of the parties irrevocably consents to the jurisdiction of the courts of the Commonwealth of Pennsylvania and the federal courts located in the City of Philadelphia or Eastern District of Pennsylvania.

(8)           This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement with respect to the subject matter hereof whether oral or written, including any prior services agreement between the parties.

(9)           This Agreement shall remain in full force and effect through June 30, 2013 and thereafter, from year to year, to the extent continuance is approved annually by the Board of Directors of TIP.

(10)         This Agreement may be terminated by either party, at any time, on sixty (60) days’ written notice without payment of penalty, provided that any such termination by TIP shall be directed or approved by the vote of a majority of the Board of Directors of TIP in office at the time.

(11)         This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

(12)         Any amendment to or assignment of this Agreement shall be in writing and signed by both the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

TIFF INVESTMENT PROGRAM, INC., on behalf of each fund identified on Appendix A

By:	/s/ Kelly A. Lundstrom

Name: Kelly A. Lundstrom

Title: Vice President

TIFF ADVISORY SERVICES, INC.

By:	/s/ Dawn I. Lezon

Name: Dawn I. Lezon

Title: Vice President and Treasurer

APPENDIX A

To

SERVICES AGREEMENT

TIFF Multi-Asset Fund (“MAF”)

TIFF Short-Term Fund (“STF”)

APPENDIX B
to
SERVICES AGREEMENT

Vendor Oversight

•	Provide general oversight of Fund service providers, other than money managers and managers of underlying funds in which the Funds are invested

Accounting and Financial Reporting

•	Review and authorize filing of semi-annual and annual financial statements, including Form N-CSR
•	Review and authorize filing of quarterly portfolio holdings disclosures, including Form N-Q
•	Certify Form N-CSR and Form N-Q
•	Review and authorize filing of semi-annual filing on Form N-SAR
•	Review and authorize filing of annual filing on Form 24f-2
•	Perform such duties as may be authorized or delegated by the Board of Directors of TIP (e.g., declare dividends, sign documents)
•	Coordinate audit/tax work among audit firm and vendors
•	Review and monitor expense budgets and accruals
•	Review and approve tax positions (e.g., with respect to RIC qualification)
•	Review and approve payment of Fund fees and invoices
•	Review and approve Fund expense ratios, including calculation methodology
•	Review and approve distribution projections and distribution rates
•	Review and approve tax forms and filings (e.g., Forms 1099, tax returns)
•	Review Board materials as requested, including one month performance lag analysis exhibit
•	Serve on Disclosure Committee; coordinate meetings and maintain minutes

Legal and Regulatory

•	Coordinate legal issues with outside counsel
•	Respond to inquiries from and coordinate with independent counsel to the independent directors
•	Review and authorize filing of Form N-PX
•	Review and approve filing of registration statement updates, stickers, proxy statements, information statements, exemptive applications, no-action letters, and amendments or supplements thereto
•	Coordinate distribution and review of responses to TIP’s Board of Directors’ questionnaires
•	Coordinate matters related to maintenance of Fund’s legal existence
•	Prepare or review and coordinate production and distribution of materials for Board meetings, shareholder meetings and, if requested, committee meetings (e.g., agendas, proposals, resolutions, minutes, schedules), but not including those matters that are required or appropriate to be prepared or reviewed by TAS

•	Prepare, review, and negotiate contracts with Fund service providers, other than money managers or managers of underlying funds in which the Funds invest
•	Coordinate renewal of fidelity bond and E&O/D&O coverage
•	Coordinate adoption by the Funds of new legal and regulatory requirements

Other

•	Review and authorize release of shareholder statements
•	Respond to shareholder inquiries
•	Coordinate dissemination of prospectuses, reports and other documents required to be provided to existing Fund shareholders
•	Perform such other functions as may be from time to time mutually agreed by TIP and TAS